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Exhibit (a)(1)(A)

        Offer to Purchase
by

Up to $12 Million in Value of Shares of Its Common Stock
At a Cash Purchase Price Not Greater than $2.35 per Share
Nor Less than $2.15 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
AUGUST 15, 2013, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE")

        Insignia Systems, Inc., a Minnesota corporation (the "Company," "Insignia," "we," "us" or "our"), invites our shareholders to tender up to $12 million in value of shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $2.35 nor less than $2.15 per share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, as they may be amended or supplemented from time to time (the "Offer").

        We are offering to purchase up to $12 million in value of shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered into, not properly withdrawn from and accepted pursuant to the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price (the "Selected Price"), not greater than $2.35 nor less than $2.15 per share, that will allow us to purchase $12 million in value of shares, or a lower amount depending on the number of shares properly tendered into, not properly withdrawn from and accepted pursuant to the Offer. If shares having an aggregate purchase price of less than $12 million are properly tendered into the Offer at or below the maximum price of $2.35 per share and are not withdrawn from the Offer, we will (subject to the conditions of the Offer) buy all such shares. All shares acquired in the Offer will be acquired at the Selected Price, including those shares tendered at a price lower than the Selected Price. Only shares properly tendered at prices at or below the Selected Price, and not properly withdrawn, will be purchased. We may not purchase all of the shares tendered at or below the Selected Price if, based on the Selected Price, shares having an aggregate value in excess of $12 million are properly tendered into, not properly withdrawn from and accepted pursuant to the Offer, because of the proration and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. See Section 1.

        At the maximum Selected Price of $2.35 per share, we could purchase 5,106,382 shares if the Offer is fully subscribed, which would represent approximately 37.4% of the issued and outstanding shares as of July 17, 2013. At the minimum Selected Price of $2.15 per share, we could purchase 5,581,395 shares if the Offer is fully subscribed, which would represent approximately 40.9% of the issued and outstanding shares as of July 17, 2013.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR THE RECEIPT OF FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        Our common stock is listed and traded on the NASDAQ Capital Market under the symbol "ISIG." On July 17, 2013, the last full trading day prior to the commencement of the Offer, the last reported sale price of the shares was $2.13. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT FOR THE OFFER, OR THE DEPOSITARY FOR THE OFFER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

        THE OFFER HAS NOT BEEN APPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        If you have questions or need assistance, you should contact D.F. King & Co., Inc., the Information Agent for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Offer to Purchase dated July 18, 2013

 IMPORTANT PROCEDURES

        If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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  if you hold certificates in your own name or if your shares are held in your name in book-entry form on the books of the Depositary, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, if any, and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the Depositary for the Offer;

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  if you are an institution participating in The Depository Trust Company ("DTC"), tender your shares according to the procedure for DTC book-entry transfer described in Section 3; or

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  if you are a holder of vested but unexercised options to purchase shares of our common stock (the "Vested Options"), you may exercise such Vested Options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with this tender offer. In addition, you must follow the instructions and procedures described in Section 3.

If you want to tender your shares but (a) your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

        To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing a price at which you wish to tender your shares.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box below the caption "Shares Tendered at a Price Determined Pursuant to the Offer" in the section of the Letter of Transmittal called "Price at Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $2.15 per share.

        If you have questions or need assistance, you should contact the Information Agent for the Offer, at the address or telephone number on the back page of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

        We are not making this Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so, provided that Insignia will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, we may, at our discretion, take any actions necessary to allow us to make this Offer to shareholders in any such jurisdiction.

        We are responsible for the information contained and incorporated by reference in this Offer to Purchase. Other than as contemplated herein, we have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. In this Offer to Purchase, we use the terms "Insignia," the "Company," "we," "us" and "our" to refer to Insignia Systems, Inc.

Who is offering to purchase my shares?

        Insignia Systems, Inc., a Minnesota corporation, is offering to purchase up to $12 million in value of its outstanding common stock or a lower amount depending on the number of shares properly tendered into, not properly withdrawn from and accepted pursuant to the Offer. See Section 1.

What will be the purchase price?

  •
  The price range for the Offer is $2.15 to $2.35 per share. We are conducting the Offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price (in increments of $0.10 per share) within this price range at which you are willing to sell your shares. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase shares having an aggregate purchase price of $12 million, or such lower number of shares as are properly tendered and not withdrawn. All shares we purchase will be purchased at the Selected Price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the Selected Price. We will determine the Selected Price for tendered shares promptly after the Offer expires. See Section 1.

  •
  If you wish to maximize the chance that your shares will be purchased, you should check the box below the caption "Shares Tendered at a Price Determined Pursuant to the Offer" in the section of the Letter of Transmittal called "Price at Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $2.15 per share. See Section 1.

How many shares will Insignia purchase?

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  We will purchase shares having a value of up to $12 million (i.e., a number of shares equal to $12 million divided by the Selected Price), or a lower number of shares as are properly tendered and not withdrawn. At the maximum Selected Price of $2.35 per share, we could purchase 5,106,382 shares if the Offer is fully subscribed, which would represent approximately 37.4% of the issued and outstanding shares as of July 17, 2013. At the minimum Selected Price of $2.15 per share, we could purchase 5,581,395 shares if the Offer is fully subscribed, which would represent approximately 40.9% of the issued and outstanding shares as of July 17, 2013. All purchases are subject to the terms and conditions of the Offer. See Sections 1, 2 and 7. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $12 million.

  •
  The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing, but is subject to a number of other important conditions described later in this Offer to Purchase.

If I tender my shares, how many of my shares will Insignia purchase?

        If the price at which you tendered your shares is higher than the Selected Price, we will not purchase any of the shares you tender. Even if you tender shares at or below the Selected Price, we may not purchase all of your tendered shares. If shares having a total value of more than $12 million

(valued at the Selected Price) are tendered at or below the Selected Price, we will purchase shares from all shareholders who properly tender shares at prices equal to or below the Selected Price, on a pro rata basis. If proration applies, we will purchase the same percentage of tendered shares from each shareholder who properly tenders shares at prices equal to or below the Selected Price, subject to the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the Offer expires.

What is the purpose of the Offer?

        We believe that the Offer represents a prudent use of our financial resources given our current business and assets. The Offer allows for an efficient means to return additional capital to our shareholders while maintaining the Company's flexibility in executing its long-term strategy and providing an opportunity to increase earnings per share. For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 2.

What does the board of directors of Insignia think of the Offer?

        Our board of directors has authorized the repurchase by us of up to $12 million of our issued and outstanding common stock and has approved the Offer. However, none of Insignia's management, our board of directors and executive officers, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company's shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

        Our executive officers and directors may participate in the Offer on the same terms as are available to our other shareholders. Directors Scott Drill and Gordon Stofer have indicated that they plan to tender currently owned shares in the Offer in connection with their intention to retire from the board of directors upon completion of the Offer. See Section 11 for more information about the Company's planned governance changes and about Mr. Drill's and Mr. Stofer's participation in the Offer. Our other directors and executive officers have indicated that they do not plan to tender shares in the Offer.

What will be the form of payment of the purchase price in the Offer?

        If your shares are purchased in the Offer, you will be paid the purchase price in cash, less any applicable withholding taxes, for all of your shares that we purchase pursuant to the Offer. We will pay the purchase price promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How will Insignia fund the purchase price in the Offer?

        The maximum aggregate purchase price for the shares purchased in the Offer will be $12 million. We will fund the purchase price in the Offer from cash on hand. See Section 9.

What are the significant conditions to the Offer?

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  The Offer is subject to a number of conditions, including, among others:

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  that there has been no decrease of 10% or more compared to the close of business on July 17, 2013 in the market price of our shares or in the NYSE Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the Russell Microcap Index or any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in our shares; and

  •
  no change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders' equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which in our reasonable judgment is material to us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing.

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  We may terminate the Offer, if, among other things, following the date of this Offer to Purchase:

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  we determine that the completion of the Offer may cause our common stock to be delisted from the NASDAQ Capital Market or to be subject to deregistration under the Exchange Act;

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  a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

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  another person or entity, to our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares; or

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  another person or entity files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Insignia or any of our shares.

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  These and other conditions are described in greater detail in Section 7.

How do I tender my shares?

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  To tender your shares, you must complete one of the actions described under "Important Procedures" on the inside front cover page of this Offer to Purchase before the Offer expires.

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  You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is on the back page of this Offer to Purchase.

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  For a more detailed explanation of the tendering procedures, see Section 3.

How do holders of vested stock options participate in the Offer?

        If you hold Vested Options and want to tender some or all of the underlying shares in the Offer, you must first exercise the Vested Options in accordance with the terms of the stock option plan under which they were granted. See Section 3. Your exercise of Vested Options cannot be conditioned on the purchase of the underlying shares in the Offer. Therefore, you cannot revoke the exercise of Vested

Options even if all or a portion of the shares you receive upon the exercise and then tender in the Offer are not purchased by us or if the Offer is not completed.

        As of July 17, 2013, there were a total of 581,401 shares underlying Vested Options.

Can participants in Insignia's Employee Stock Purchase Program ("ESPP") participate in the Offer?

        Insignia employees who hold shares acquired through the ESPP may tender those shares in the Offer on the same basis as any other shares.

Once I have tendered my shares in the Offer, can I withdraw my tender?

  •
  You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 p.m., New York City time, on August 15, 2013.

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  In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York City time, on September 12, 2013. See Section 4.

How do I withdraw previously tendered shares?

        To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary on a timely basis while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply depending on whether the shares were tendered as certificates delivered to the Depositary or under the procedure for DTC book-entry transfer set forth in Section 3. See Section 4.

How long do I have to decide whether to tender my shares in the Offer?

  •
  You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., New York City time, on August 15, 2013. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

  •
  If you hold Vested Options and want to tender some or all of the underlying shares in the Offer, you must first exercise the Vested Options in accordance with the terms of the stock option plan under which they were granted. You must exercise your Vested Options early enough to have sufficient time for the exercise to settle and for you to tender the shares received upon exercise of the Vested Options. The exercise of Vested Options cannot be revoked.

Can Insignia extend the Offer past the initial Expiration Date?

        We can extend the Offer past the scheduled Expiration Date in our sole discretion. See Sections 1 and 15.

Can Insignia amend the terms of the Offer?

        Subject to applicable law, we reserve the right, in our sole discretion, to amend the tender offer as described in Section 15.

How will Insignia notify me if it extends the Offer or amends the Offer's terms?

        We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the Depositary. See Section 15.

What is a conditional tender?

        We may prorate the number of shares purchased in the Offer under certain circumstances, which means that we will not purchase all of the shares tendered by any shareholder even if the shares were tendered at or below the Selected Price. A conditional tender is one in which the shareholder specifies a minimum number of tendered shares that must be accepted for purchase in the Offer if any of the tendered shares are to be accepted for purchase. A shareholder may make his or her tender of shares subject to such a condition by following the procedures set forth in Section 6.

In what order will Insignia purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and shares having a total value over $12 million, measured at the Selected Price, have been properly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase shares in the following order of priority:

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  first, all tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the Selected Price, on a pro rata basis if necessary; and

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  then, if necessary to permit us to purchase shares having a total value of $12 million, shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1, 3 and 6.

How and when will I be paid?

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  If your shares are purchased in the Offer, you will be paid the total purchase price applicable to such shares, less any tax withholdings, in cash, without interest, promptly after the Expiration Date and the acceptance of the shares for payment. Although we expect that most payments will not be subject to tax withholdings, there will generally be tax consequences to receiving this payment. See Sections 3 and 14.

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  We will pay for the shares accepted for payment by depositing the aggregate purchase price, less any tax withholdings, with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What are the United States federal tax consequences if I tender my shares to Insignia?

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  Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

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  The cash you receive generally will be treated either as:

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  proceeds from the sale or exchange of your shares that will give rise to capital gain or loss assuming your shares are held as a capital asset; or

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    dividend income to the extent of our current or accumulated earnings and profits (if the cash you receive is in excess of your share of our earnings and profits, the excess first is considered a non-taxable return of capital, to the extent of your basis in our stock, and then as proceeds from the sale or exchange of your shares).

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  In the case of foreign shareholders, because of the uncertainty as to which characterization applies (dividend or capital gain), we intend to characterize cash paid to foreign shareholders as dividend income that is subject to withholding at 30% of the gross payment made to you, unless we receive the applicable Form W-8 establishing your entitlement to a lower withholding rate, or zero withholding, submitted to us with the Letter of Transmittal. As a foreign shareholder, you may be entitled to a refund (by filing a subsequent claim for refund) of amounts withheld if characterization of the payment as dividend income is incorrect or you fail to timely establish your entitlement to withholding (under an applicable income tax treaty or otherwise) at a lower rate. See Section 3.

Following the Offer, will Insignia continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause Insignia to be delisted from the NASDAQ Capital Market or stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How will the Offer affect the number of shares of common stock outstanding and the number of record holders of Insignia?

  •
  As of July 17, 2013, the last trading day prior to the commencement of the Offer, we had 13,659,749 issued and outstanding shares of common stock. At the maximum Selected Price of $2.35 per share, we could purchase 5,106,382 shares if the Offer is fully subscribed, which would represent approximately 37.4% of the issued and outstanding shares as of July 17, 2013. At the minimum Selected Price of $2.15 per share, we could purchase 5,581,395 shares if the Offer is fully subscribed, which would represent approximately 40.9% of the issued and outstanding shares as of July 17, 2013. Based on the foregoing, if the Offer is fully subscribed, we will have between 8,078,354 and 8,553,367 shares outstanding following the completion of the Offer.

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  To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See Section 2.

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  Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in Insignia. See Section 2.

What is the accounting treatment for the purchase of shares in the Offer?

        We expect that the accounting for our purchase of shares in the Offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the shares we purchase plus associated fees and expenses. Cash will also be reduced by $12 million, plus associated fees and expenses.

What is the market value of my shares as of a recent date?

  •
  On July 17, 2013, the last trading day prior to the commencement of the Offer, the closing per share price of our common stock on NASDAQ was $2.13.

  •
  We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Insignia?

  •
  If you are a registered shareholder and tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank or other nominee, however, you should ask your broker or bank or other nominee, as applicable, if you will be charged a fee to tender your shares. See Section 5.

  •
  If you instruct the Depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom can I talk to if I have questions about the Offer?

        Our Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc., and contact information for D.F. King & Co., Inc. appears on the back page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains a number of forward-looking statements, including, among others, statements dealing with the Offer, when we will announce the final proration factor or pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, participation in the Offer by the Company's management, the listing and tradability of our stock after the Offer is completed and the continued treatment of our shares as margin securities, and the sufficiency of our cash reserves.

        These forward-looking statements are made based upon management's expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks, including our ability to complete the Offer, the price and time at which we may make any additional share repurchases following completion of the Offer and the number of shares acquired in such repurchases, and changes in general economic, business and political conditions that could cause us to terminate the Offer in accordance with the Offer's conditions.

        In addition, our SEC filings, including our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, each of which is incorporated by reference herein, contain forward-looking statements regarding the results of our operations and our financial condition. Important factors that could cause actual results of our operations or our financial condition to differ materially from those implicit in such forward-looking statements include, without limitation, the following: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain increased sales and resultant profitability in the future; (ii) the risk that the Company will not be able to develop and implement new product offerings, including mobile, digital or other new offerings, in a successful manner; (iii) prevailing market conditions, including pricing and other competitive pressures, in the in-store advertising industry and, intense competition for agreements with retailers and consumer packaged goods manufacturers; (iv) potentially incorrect assumptions by management with respect to the financial effect of cost reduction initiatives, current strategic decisions, the effect of current sales trends on fiscal year 2013 results and the benefit of our relationships with News America Marketing In-Store, LLC ("News America") and Valassis Sales and Marketing Services, Inc. ("Valassis"); (v) termination of all or a major portion of, or a significant change in terms and conditions of, a material agreement with a retailer, consumer packaged goods manufacturer, News America or Valassis; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company's business generally. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from statements contained and incorporated in this Offer to Purchase.

        When used in this Offer to Purchase and in documents incorporated herein, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "will," "should," "seek," or the negative thereof and similar expressions as they relate to Insignia or its management are intended to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements.

        The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

 INTRODUCTION

To the Shareholders of Insignia Systems, Inc.:

        We invite our shareholders to tender shares of our common stock, par value $0.01 per share, having an aggregate purchase price of $12 million. We are offering to purchase shares at a price of not less than $2.15 nor greater than $2.35 per share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the Offer).

        We plan to fund this Offer with cash on hand. In the Offer, we will select the lowest purchase price specified by tendering shareholders that will enable us to purchase shares having an aggregate purchase price of $12 million or, if shares with an aggregate value of less than $12 million are tendered at or below the maximum price of $2.35 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Selected Price regardless of whether a shareholder tendered shares at a lower price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $12 million. We will not pay interest on the purchase price.

        We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the Offer, subject to applicable law. We may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. Other changes to the terms of the Offer will be reflected in an amendment in the manner set forth in Section 15.

        We will purchase only those shares properly tendered at prices at or below the Selected Price, and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the Selected Price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the Selected Price and shares we do not purchase because of proration or conditional tenders promptly following the expiration of the Offer.

        Tendering shareholders whose shares are registered in their own names and who properly tender their shares directly to Wells Fargo Bank, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        The Offer is not conditioned on a minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions. See Section 7.

        Our board of directors has authorized the repurchase by us of up to $12 million of our issued and outstanding common stock and has approved the Offer. However, none of Insignia's management, our board of directors and executive officers, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company's shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

        Our executive officers and directors may participate in the Offer on the same terms as are available to our other shareholders. Directors Scott Drill and Gordon Stofer have indicated that they plan to tender currently owned shares in the Offer in connection with their intention to retire from the board of directors upon completion of the Offer. See Section 11 for more information about the Company's planned governance changes and about Mr. Drill's and Mr. Stofer's participation in the Offer. Our other directors and executive officers have indicated that they do not plan to tender shares in the Offer.

        As of July 17, 2013, the last trading day prior to the commencement of the Offer, we had 13,659,749 issued and outstanding shares of common stock. At the maximum Selected Price of $2.35 per share, we could purchase 5,106,382 shares if the Offer is fully subscribed, which would represent approximately 37.4% of the issued and outstanding shares as of July 17, 2013. At the minimum Selected Price of $2.15 per share, we could purchase 5,581,395 shares if the Offer is fully subscribed, which would represent approximately 40.9% of the issued and outstanding shares as of July 17, 2013. Based on the foregoing, if the Offer is fully subscribed, we will have between 8,078,354 and 8,553,367 shares outstanding following the completion of the Offer.

        Our common stock is listed and traded on the NASDAQ Capital Market under the symbol "ISIG." On July 17, 2013, the closing per share price of our common stock was $2.13. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares. See Section 8.

        This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1.     Number of Shares; Proration.

        On the terms and subject to the conditions of the Offer, we will purchase shares of our common stock having an aggregate purchase price of $12 million or such lesser amount of shares as are properly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4, at a cash price not less than $2.15 nor greater than $2.35 per share, without interest. For purposes of the Offer, the term "Expiration Date" means 5:00 p.m., New York City time, on August 15, 2013, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If extended by us, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. We reserve the right, in our sole discretion, to purchase more in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $2.15 per share nor greater than $2.35 per share, at which they are willing to sell their shares to us in the Offer. Prices may be specified in increments of $0.10 per share. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, can specify that they will sell their shares at the Selected Price. Shares tendered without a specified price could result in the tendering shareholder receiving a price per share as low as $2.15.

        Promptly following the Expiration Date, we will select the Selected Price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $2.15 and $2.35, per share in cash, without interest, that will enable us to purchase shares having an aggregate value of $12 million (at the Selected Price), or if shares with an aggregate value of less than $12 million are tendered at or below the maximum price of $2.35 per share, all shares that are properly tendered and not properly withdrawn.

        Shares properly tendered at or below the Selected Price and not properly withdrawn will be purchased at the Selected Price upon the terms and conditions of the Offer, including the proration and conditional tender provisions described below. If the value of the shares properly tendered at or below the Selected Price is in excess of $12 million, as measured at the Selected Price, we will purchase shares at the Selected Price on a pro rata basis (subject to the considerations for conditional tenders described in Section 6) from all shareholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares. See Section 5 for a more detailed description of our purchase of and payment for properly tendered shares.

        All shares we purchase will be purchased at the Selected Price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the Selected Price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $12 million.

        All shares properly tendered and not purchased, including shares tendered at prices above the Selected Price and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the Expiration Date. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

        If we:

  •
  increase the price that may be paid for shares above $2.35 per share or decrease the price that may be paid for shares below $2.15 per share;

  •
  increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

  •
  decrease the number of shares that we may purchase in the Offer,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. See Section 15.

        In calculating the number of shares to be accepted for payment and the Selected Price, we will add to the total number of shares tendered at the minimum price of $2.15 the number of shares tendered by shareholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the Offer. Accordingly, shares tendered at the price determined in the Offer will be treated the same as shares tendered at $2.15 per share. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the Selected Price, even if the Selected Price is higher than the price at which the shares were tendered.

        The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions. See Section 7.

        Priority of Purchase.    Upon the terms and subject to the conditions of the Offer, if shares with an aggregate value of less than $12 million are properly tendered at or below the maximum price of $2.35 per share, we will purchase all shares that are properly tendered and not properly withdrawn.

        If the terms and conditions of the Offer have been satisfied or waived and shareholders have properly tendered and not properly withdrawn shares having an aggregate value in excess of $12 million, measured at the Selected Price, have been properly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase shares in the following order of priority:

  •
  first, all tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the Selected Price on a pro rata basis, if necessary; and

  •
  then, if necessary to permit us to purchase shares having an aggregate purchase price of $12 million, shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

See Section 6 for information about conditional tenders.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $2.15 nor greater than $2.35 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Selected Price, which could result in the tendering shareholder receiving a price per share as low as $2.15. As promptly as practicable following the expiration of the Offer, we will, in our sole discretion, determine the Selected Price, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price specified by tendering shareholders that will enable us to purchase shares having an aggregate value of $12 million (at the Selected Price) or, if shares with an aggregate value of less than $12 million are tendered at or below the maximum price of $2.35 per share, the highest price at which shares were properly tendered and not properly withdrawn. By following the instructions in the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of the shares purchased.

        Proration.    In the event of an over-subscription from the shareholders in the Offer, shares tendered will be subject to proration. We will determine the final proration factor as promptly as practicable after the expiration of the Offer. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the Selected Price to the total number of shares tendered by all shareholders at or below the Selected Price. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the Offer immediately following the expiration of the Offer. We anticipate announcing the preliminary results of any proration by press release within one business day of the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers. We will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date.

        As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States income tax consequences to the shareholder and, therefore, may be relevant to a shareholder's decision whether to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for income tax reasons.

        We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of shares as of July 17, 2013 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Offer; Additional Background.

        Purpose of the Offer.    We believe that the Offer is a prudent use of our financial resources given our current business and assets. Further, we believe that the Offer is an efficient means to provide value to our shareholders because it returns additional capital and provides a measure of liquidity to those who want to sell, while at the same time increasing non-tendering shareholders' proportionate interest in the Company. In addition, the Offer provides an opportunity to increase earnings per share. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales.

        Our board of directors has authorized the repurchase by us of up to $12 million of our issued and outstanding common stock and has approved the Offer. However, none of Insignia's management, our board of directors and executive officers, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company's shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

  Certain Effects of the Offer.

        Potential Benefits to Shareholders:    We believe the offer may be attractive from the perspective of our shareholders because:

  •
  the Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, pursuant to the Offer;

  •
  the Offer also may give shareholders the opportunity to sell their shares at the Selected Price, which may be greater than market prices prevailing at the consummation of the Offer;

  •
  the Offer allows shareholders to sell a portion of their shares and get a return of some capital while retaining a continuing equity interest in us; shareholders who decide not to accept the

    Offer will increase their proportionate interest in our equity and as a result, in our future operations and assets (subject to our right to issue additional shares in the future); and

  •
  the Offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $2.35 per share and not less than $2.15 per share) at which they wish to sell their shares and, if those shares are purchased in the Offer, to sell those shares for cash without the usual transaction costs associated with open market sales.

        Potential Risks and Disadvantages to Shareholders:    The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

  •
  our continuing shareholders will bear a higher proportionate risk in the event of future losses, and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares; and

  •
  the Offer may reduce our "public float," that is, the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12. Future open market purchases, if authorized, may further reduce our public float.

        The foregoing lists of potential benefits as well as potential risks and disadvantages to our shareholders should by no means be considered exhaustive or complete. See "Forward-Looking Statements."

        In addition to the foregoing, shareholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price which may be significantly higher or lower than the Selected Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell his, her or its shares in the future, which may be higher or lower than the Selected Price.

        We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NASDAQ Capital Market, we do not believe that our purchase of shares under the Offer will cause our remaining outstanding shares to be delisted from NASDAQ. We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the shares to be delisted from the NASDAQ Capital Market or to be eligible for deregistration under the Exchange Act. See Section 7.

        We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

        Shares acquired pursuant to the Offer will be held by the Company as authorized but unissued shares.

        Additional Background.    Except as described in or incorporated by reference into this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation of the Company;

  •
  a purchase, sale or transfer of a material amount of our assets;

  •
  any material change in our present dividend rate or dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

  •
  any change in our present board of directors or executive officers;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

  •
  any class of our equity securities becoming eligible for termination of registration under the Exchange Act;

  •
  the suspension of our obligation to file reports under the Exchange Act;

  •
  the acquisition by any person of additional securities of ours or the disposition of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

        Although we do not currently have any definitive plans or proposals, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be properly tendered, EITHER (a) OR (b) below must occur:

  (a)
  the Depositary must receive all of the following before 5:00 p.m., New York City Time, on the Expiration Date at the Depositary's address on the back page of this Offer to Purchase:

  i.
  in the case of certificated shares: (1) the certificates for the shares, (2) a properly completed and executed Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal;

  ii.
  in the case of shares held in book-entry form on the records of the Depositary: (1) a properly completed and executed Letter of Transmittal and (2) any other documents required by the Letter of Transmittal; or

  iii.
  in the case of shares held by a DTC participant and tendered by book-entry transfer at DTC: an "agent's message" as described below,

  OR

  (b)
  the guaranteed delivery procedure described below must be followed.

        In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called "Price at Which You Are Tendering." A tender of shares will be proper if, and only if, this pricing section is properly completed.

        If you wish to indicate a specific price (in increments of $0.10 per share) at which your shares are being tendered, you must check ONE box in the section of the Letter of Transmittal below the caption "Shares Tendered at a Price Determined by You." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Date.

        If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal below the caption "Shares Tendered at a Price Determined Pursuant to the Offer." This means that you will accept the Selected Price. Note that this election could result in your shares being purchased at the minimum price of $2.15 per share.

        If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each Letter of Transmittal.

        If you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

        Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in DTC whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder unless the holder has otherwise indicated in the section entitled "Special Delivery and Payment Instructions" on the Letter of Transmittal, in which case, delivery will not be made to the holder; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an "eligible guarantor institution."

        See Instruction 1 of the Letter of Transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing the box captioned "Special Payment Instructions" in the Letter of Transmittal, then:

  •
  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

  •
  the signature on (1) the Letter of Transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

        Method of Delivery.    Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of all of the following:

  •
  in the case of certificated shares: (a) the certificates for the shares, (b) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, and (c) all other required documents;

  •
  in the case of shares held in book-entry form on the records of the Depositary: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

  •
  in the case of shares held by a DTC participant and tendered by book-entry transfer at DTC as described below: an agent's message.

        The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your option and risk. The delivery will be deemed made only when actually received by the Depositary. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered. Delivery of documents to the Depositary's P.O. box on the Expiration Date does not constitute receipt by the Depositary.

        DTC Book-Entry Delivery.    The Depositary will establish an account with respect to the shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a DTC participant may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedure for the transfer. However, even if delivery of shares is made through book-entry transfer into the Depositary's account at DTC, EITHER (a) OR (b) below must occur:

  (a)
  the Depositary must receive an agent's message as described below before 5:00 p.m., New York City time, on the Expiration Date at the Depositary's address on the back page of this Offer to Purchase, OR

  (b)
  the guaranteed delivery procedure described below must be followed.

        Delivery of the Letter of Transmittal or any other required documents to DTC does not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by DTC to, and received by, the Depositary when a DTC participant tenders shares by book-entry delivery into the Depositary's account in accordance with DTC's procedures for transfer. The agent's message states that DTC has received an express acknowledgment from the DTC participant that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against them.

        Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your shares, if all of the following conditions are satisfied:

  •
  the tender is made by or through an eligible guarantor institution;

  •
  the Depositary receives by mail, overnight courier or facsimile transmission, prior to 5:00 p.m., New York City time, on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

  •
  all of the following are received by the Depositary within three NASDAQ trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, either:

  •
  in the case of certificated shares: (a) the certificates for the shares, (b) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, and (c) all other required documents;

  •
  in the case of shares held in book-entry form on the records of the Depositary: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

  •
  in the case of shares held by a DTC participant and tendered by book-entry transfer at DTC: an agent's message.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding, subject to the rights of shareholders to challenge such interpretation in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated by the SEC under the Exchange Act for any person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the expiration date, the person so tendering:

  •
  within the meaning of Rule 14e-4, has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

  •
  in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

        A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

  •
  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered; and

  •
  the tender of shares complies with Rule 14e-4.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if fewer than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares or a Direct Registration Book-Entry Statement will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC. In each case, shares will be returned or credited without expense to the shareholder.

        Procedures for Holders of Awards under Equity Compensation Plans.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Instead, holders of Vested Options can participate in the Offer by exercising some or all of such Vested Options in advance of the Offer in accordance with the terms of such Vested Options and the applicable stock incentive plans, and tender the shares received upon exercise into the Offer. As the exercise of the Vested Options would not be conditional, the exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us or if the Offer is not consummated. Holders of Vested Options must exercise such options early enough in order to have sufficient time for the exercise to settle and for the shares received upon exercise to be tendered in the Offer.

        Federal Income Tax Withholding.    Backup federal income tax withholding at a 28% rate will apply to the gross payment made to any U.S. Holder (as defined in Section 14) who is not a corporation and who does not otherwise establish an exemption from backup withholding by providing us with the shareholder's correct taxpayer identification number (employer identification number or social security number), and certain other information, by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. A U.S. Holder that fails to provide us with the correct taxpayer identification number on Substitute Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service. Certain U.S. Holders (including, among others, all corporations) are exempted from the backup withholding rules. Any amounts withheld under the backup withholding regime may be claimed as a credit on such U.S. Holder's U.S. Federal income tax return.

        U.S. backup withholding tax will not apply to the gross proceeds payable pursuant to the Offer to a non-U.S. Holder (as defined in Section 14), provided that the non-U.S. Holder submits a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that shareholder's non-U.S. person status.

        If a shareholder owns the shares through a broker or other nominee who tenders the shares on the shareholder's behalf, the holder may need to provide a Form W-9, Form W-8 or other applicable form to such broker or nominee in order to avoid backup withholding. The shareholder should consult its broker to determine whether any such forms are required.

        ANY TENDERING SHAREHOLDER WHO IS A U.S. HOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR A FOREIGN SHAREHOLDER THAT FAILS TO PROVIDE AN APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER PURSUANT TO THE OFFER.

        If a non-U.S. Holder tenders shares held in its own name as a holder of record, the Depositary will withhold on payments to such foreign shareholder at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a lower rate of, or zero, withholding pursuant to an applicable income tax treaty, or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States carried on by such non-U.S. Holder.

        In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary before any payment is made to the non-U.S. Holder, a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary, before the payment is made, a properly completed and executed IRS Form W-8ECI claiming such exemption. A non-U.S. Holder that qualifies for an exemption from withholding on effectively connected income generally will be required to file a U.S. Federal income tax return and generally will be subject to U.S. Federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 for U.S. Holders.

        A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such non-U.S. Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14, or if the non-U.S. Holder establishes that it is entitled to a reduced rate of, or zero, withholding pursuant to any applicable income tax treaty and withholding was imposed at a higher rate. In any such case, the non-U.S. Holder will be required to file a U.S. Federal income tax return or claim for refund in order to receive a refund of such excess withholding from the IRS.

        If a non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer. In some cases, such U.S. broker or other nominee may not withhold 30% U.S. federal gross income tax from the payment if the non-U.S. Holder certifies that it is not a U.S. person and that it met the "complete termination," "substantially disproportionate," or "not essentially equivalent to a dividend" test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided by such a non-U.S. Holder. Non-U.S. Holders tendering shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

        Foreign shareholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure. Tendering shares in the Offer could produce materially different, and adverse, tax consequences for a non-U.S. Holder compared to a sale of the same shares on the open market.

        If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors.

        For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

        Lost, Destroyed or Mutilated Certificates.    If your certificate for part or all of your shares has been lost, destroyed or mutilated, you will need to indicate as much on the first page of the Letter of Transmittal and submit a $50 replacement fee with the completed Letter of Transmittal. See the Letter of Transmittal for complete instructions, and contact the Depositary with any questions.

4.     Withdrawal Rights.

        Shares tendered in the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York City time, on September 12, 2013, unless accepted for payment before that time as provided in this Offer to Purchase.

        For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares.

        If shares have been tendered pursuant to the procedure for DTC book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC's procedures.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the Expiration Date by following any of the procedures described in Section 3.

        If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, we will:

  •
  determine the Selected Price for shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

  •
  accept for payment and pay for, and thereby purchase, shares properly tendered at or below the Selected Price and not properly withdrawn, subject to the terms hereof.

        For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the Selected Price and not properly withdrawn, subject to the proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of shares for payment under the Offer.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will purchase and pay a single per share purchase price for shares accepted for payment under the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  in the case of certificated shares: (a) the certificates for the shares, (b) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, and (c) all other required documents;

  •
  in the case of shares held in book-entry form on the records of the Depositary: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

  •
  in the case of shares held by a DTC participant and tendered by book-entry transfer at DTC: an agent's message.

        We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we do not expect to be able to announce the final results of any such proration immediately following expiration of the Offer. However, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date.

        Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer. If, however:

  •
  payment of the purchase price is to be made to any person other than the registered holder; or

  •
  if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the Letter of Transmittal.

        Any tendering shareholder or other payee who is a (1) U.S. Holder that fails to complete fully and sign the Form W-9 included in the Letter of Transmittal or (2) non-U.S. Holder that fails to complete fully and sign the applicable Form W-8, may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Sections 3 and 14. Also see Section 3 regarding federal income tax consequences and other withholding requirements applicable to non-U.S. Holders.

6.     Conditional Tender of Shares.

        Under certain circumstances, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased in the Offer if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In the appropriate box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $12 million are properly tendered at or below the Selected Price and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would have an aggregate purchase price of below $12 million, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase shares having an aggregate purchase price of $12 million. In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the Expiration Date without any expense to the shareholder.

7.     Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after July 18, 2013 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

  (a)
  there shall have been instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

    (i)
    challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

    (ii)
    could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders' equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which materially impair the contemplated benefits of the Offer to us;

  (b)
  there shall have been any action pending or taken, or any announcement of approval withheld, or any statute, rule or regulation enacted, entered, amended, or publicly announced to be invoked, proposed, sought, promulgated, enforced or deemed to be applicable to the Offer or us, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

  (c)
  the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

  (d)
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  (e)
  the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States or any of its territories or any other jurisdiction in which we do business, including but not limited to an act of terrorism;

  (f)
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would materially affect, the extension of credit by banks or other lending institutions in the United States or the European Union;

  (g)
  any change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders' equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, would be material and adverse to us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

  (h)
  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

  (i)
  a 10% or greater decrease in the market price of our shares compared to the close of business on July 17, 2013 or any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in our shares;

  (j)
  any decline in the NYSE Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the Russell Microcap Index of at least 10% measured from the close of business on July 17, 2013;

  (k)
  a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

  (l)
  we learn that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before July 18, 2013 or in any subsequent Schedule 13G filed with the SEC) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

  (m)
  any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

  (n)
  any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third-party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to Insignia, in its reasonable judgment;

  (o)
  legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates; or

  (p)
  we determine that the completion of the Offer may cause our common stock to be delisted from the NASDAQ Capital Market or to be subject to deregistration under the Exchange Act.

        The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the expiration of the Offer.

8.     Price Range of Shares.

        Our shares are listed and traded on the NASDAQ Capital Market under the symbol "ISIG." The high and low sales prices per share for each fiscal quarterly period to date in 2011, 2012 and 2013 are as follows:

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$7.75	$6.25
Second Quarter	$7.58	$3.68
Third Quarter	$4.05	$2.21
Fourth Quarter	$2.50	$1.77
Fiscal Year Ended December 31, 2012
First Quarter	$2.24	$1.48
Second Quarter	$2.11	$1.63
Third Quarter	$1.92	$1.53
Fourth Quarter	$1.80	$1.51
Fiscal Year Ending December 31, 2013
First Quarter	$2.32	$1.59
Second Quarter	$2.19	$1.85
Third Quarter (through July 17, 2013)	$2.34	$2.05

        On July 17, 2013, the last trading day prior to the announcement of the Offer, the closing per share price of our common stock was $2.13. We urge shareholders to obtain current quotations of the market price of our shares.

9.     Source and Amount of Funds.

        The aggregate purchase price for the shares tendered in the Offer will be $12 million, unless the Offer is undersubscribed. We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand. The Offer is not conditioned on the receipt of financing. There are currently no alternative financing plans or arrangements for the transaction.

10.   Information About Us.

        General.    Insignia is a developer and marketer of in-store media solutions, programs and services to retailers and consumer packaged goods manufacturers. Through our Point-Of-Purchase Services (POPS) business, we provide at-shelf advertising solutions in an available network of over 13,000 chain retail supermarkets, over 1,700 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers have taken their brand messages to the point-of-purchase.

        The principal executive offices of Insignia are located at 8799 Brooklyn Boulevard, Minneapolis, Minnesota 55445, and our telephone number is 763-392-6200. Our website is located at www.insigniasystems.com; the information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information and documentation with respect to the Offer.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

Report	Filing Date
Annual Report on Form 10-K for the fiscal year ended December 31, 2012	Filed on March 18, 2013 (including certain information incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed on April 9, 2013)
Quarterly Report on Form 10-Q for the quarter ended March 31, 2013	Filed on May 7, 2013
Current Reports on Form 8-K	Filed on January 16, 2013; March 29, 2013; May 16, 2013; May 28, 2013; and July 18, 2013

        You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Insignia Systems, Inc.
8799 Brooklyn Boulevard
Minneapolis, Minnesota 55445
Attention: CFO
Telephone: 763-392-6200

        Copies of these filings are also available, without charge, on our website at www.insigniasystems.com.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of July 17, 2013, the last trading day prior to the commencement of the Offer, we had issued and outstanding 13,659,749 shares of our common stock. The maximum number of shares of our common stock that we are offering to purchase in the Offer represents approximately 40.9% of the outstanding shares of our common stock on July 17, 2013. As of July 17, 2013, 1,195,109 shares of our common stock were subject to outstanding awards of stock options (of which 581,401 shares were subject to Vested Options, which are fully vested and exercisable).

        Share Ownership by Directors and Executive Officers.    As a culmination of the Company's CEO succession plan, the Company appointed Glen P. Dall as its President and Chief Executive Officer and as a member of the Board of Directors effective July 17, 2013. Mr. Dall had been serving as the President and Chief Operating Officer. Scott F. Drill, who had been serving as the Company's Chief Executive Officer, has been appointed Senior Advisor. Mr. Drill has stated his intention to retire from the Board of Directors upon completion of the Offer.

        Gordon F. Stofer, the current Chairman of the Board, has also stated his intention to retire from the Board of Directors upon completion of the Offer. Having served on the Board for 23 years, Mr. Stofer is the Company's longest-tenured director. The Board's intention is that current director David L. Boehnen will assume the Chairman role upon Mr. Stofer's retirement.

        As of July 17, 2013, Insignia's directors and executive officers as a group (8 persons) beneficially owned an aggregate of 1,080,734 shares representing approximately 7.8% of the outstanding shares (assuming exercise of certain stock options as described below).

        Our directors and officers are entitled to participate in the Offer on the same basis as other shareholders. In connection with the management and board transitions discussed above, Mr. Drill plans to tender all of his currently owned shares in the Offer, and Mr. Stofer plans to tender approximately half of his currently owned shares in the Offer. Neither intends to exercise any options and sell the shares underlying these options. Our other directors and executive officers have advised us that they do not intend to tender shares in the Offer. As a result, the Offer will increase the proportional holdings of these directors and officers.

        After expiration or termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Selected Price.

        The following table presents information provided to the Company as to the beneficial ownership of its common stock as of July 17, 2013, by: (i) each of the current directors of the Company; (ii) each of the current executive officers of the Company; and (iii) by all current executive officers and directors as a group. The address of each director and executive officer is 8799 Brooklyn Boulevard, Minneapolis, Minnesota 55445. Beneficial ownership includes shares available for purchase under options that are either currently exercisable or exercisable within 60 days after July 17, 2013.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares
Scott F. Drill	436,168	(2)	3.1%
Edward A. Corcoran	402,789	(3)	2.9%
Glen P. Dall	69,792	(4)	*
Gordon F. Stofer	68,162	(5)	*
Reid V. MacDonald	44,000	(6)	*
John C. Gonsior	28,256	(7)	*
David L. Boehnen	21,567	(8)	*
Peter V. Derycz	10,000	(9)	*
All current directors and officers as a group (8 persons)	1,080,734	(10)	7.8%

*
Indicates less than one percent.

(1)
Except as noted, each person had sole voting power and sole investment power for all such shares beneficially held.

(2)
Includes 60,000 shares subject to options, and 73,591 shares held in a family limited partnership.

(3)
Includes 10,000 shares subject to options.

(4)
Includes 66,668 shares subject to options.

(5)
Includes 10,000 shares subject to options.

(6)
Includes 10,000 shares subject to options, and 34,000 shares held jointly with his spouse.

(7)
Includes 20,001 shares subject to options.

(8)
Consists of 21,567 shares subject to options

(9)
Consists of 10,000 shares subject to options.

(10)
Includes 208,236 shares subject to options, 73,591 shares held in a family limited partnership of an officer, and 34,000 shares held jointly by a current director with his spouse.

        Arrangements Concerning the Shares.    Under the Company's Employee Stock Purchase Plan, eligible employees can contribute up to 10% of their base pay per year to purchase shares of common stock. The shares are issued by the Company at a price per share equal to 85% of market value on the first day of the offering period or the last day of the plan year, whichever is lower.

        We previously awarded stock options to employees, non-employee directors, consultants and advisors through the Company's 2003 Incentive Stock Option Plan (the "2003 Plan"), which expired on February 24, 2013. No new awards have been made under the 2003 Plan since its expiration, but a number of awards remain outstanding under the 2003 Plan.

        On February 26, 2013, our Board of Directors adopted, and our shareholders subsequently approved, the Company's 2013 Omnibus Stock and Incentive Plan (the "2013 Plan"). Eligible recipients under the 2013 Plan include any employee, officer, consultant, advisor or director providing services to the Company or any of its affiliates. The 2013 Plan permits the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards of cash or stock, and other stock grants. No awards have been granted under the 2013 Plan to date.

        The foregoing descriptions of the Company's equity-based plans and agreements are qualified in their entirety by reference to the text of the plans and agreements, copies of which have been filed with the SEC.

        The Board intends to grant Mr. Dall options to purchase 60,000 shares of the Company's common stock upon completion of the Offer and intends to grant John C. Gonsior, the Company's Vice President of Finance, Chief Financial Officer and Treasurer, options to purchase 35,000 shares of the Company's common stock upon completion of the Offer. The Board also intends to grant stock options to the Company's non-employee directors when the Offer is completed, consistent with the Company's past practice for annual equity grants to board members. These awards will be made under the 2013 Plan.

        Recent Securities Transactions.    Based upon our records and upon information provided to us by our directors, executive officers and affiliates, neither we nor any of our directors, executive officers or affiliates has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase.

12.   Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

        Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of July 17, 2013, approximately 12,787,251 shares of our outstanding common stock were held by non-affiliated shareholders. Assuming the Offer is fully subscribed and no affiliates tender shares of our common stock in the Offer other than as currently anticipated and described in Section 11 (and further assuming that all shares tendered by Mr. Drill and Mr. Stofer are accepted for purchase without pro ration), we will have between approximately 7,611,105 and 8,086,118 shares held by non-affiliated shareholders following the purchase of shares tendered in the Offer, based on the minimum price per share of $2.15 and the maximum price per share of $2.35, respectively. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

        Our purchase of shares in the Offer may reduce the volume of trading in the shares and may make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares. Based on the published guidelines of the NASDAQ Capital Market, we do not believe that our purchase of shares pursuant to the Offer will cause our remaining shares to be delisted from the NASDAQ Capital Market.

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect of, among other things, allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.   Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

        Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.   Certain United States Federal Income Tax Consequences.

        The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders.

        The discussion addresses only shares held as capital assets within the meaning of Section 1221 of the Code, and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders subject to the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge, or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate, gift, state, local or foreign tax consequence of participating in the Offer. Each U.S. Holder is urged to consult the U.S. Holder's tax advisor as to the particular tax consequences to such U.S. Holder of participating or not participating in the Offer, including the application of state, local and foreign tax laws and possible tax law changes.

        As used herein, a "U.S. Holder" means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.

        Non-Participation in the Offer.    U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

        Exchange of Shares Pursuant to the Offer.    The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares, or as receiving a dividend distribution from us.

        Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder's equity interest in us, or (c) is considered to be "not essentially equivalent to a dividend" with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder owns both directly and constructively after application of certain attribution rules. Generally, a U.S. Holder will be treated as owning constructively shares of our stock owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and stock owned by certain related entities. In addition, shares of our stock that a U.S. Holder has the right to acquire by exercise of an option will be considered owned constructively by such U.S. Holder. U.S. Holders are advised to consult their tax advisors regarding the application of Section 302, including the effect of the constructive ownership rules.

        The receipt of cash by a U.S. Holder will be a considered a "complete termination" of such U.S. Holder's equity interest in us only if the U.S. Holder owns, directly, or constructively, none of our shares immediately after the shares are sold pursuant to the Offer. If a U.S. Holder does not own any of our shares directly immediately after the Offer, but is still considered to own shares under the constructive ownership rules, in certain circumstances, such U.S. Holder may be able to waive certain of the attribution rules and satisfy the "complete termination" test, thus qualifying for income tax treatment as an exchange of such shares giving rise to the recognition of gain or loss. A U.S. Holder that does not own directly any of our shares immediately after the sale of his or her shares pursuant to the Offer, but is still considered to constructively own some of our shares under the attribution rules, should consult his or her tax advisor as to the circumstances under which the constructive ownership of such shares under the attribution rules may be waived.

        An exchange of shares for cash will be "substantially disproportionate" with respect to a U.S. Holder's equity interest in us if the percentage of the then-outstanding shares owned both directly and constructively by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (again, both directly and constructively) by such U.S. Holder in us immediately before the exchange. In addition, such U.S. Holder must own (directly and constructively) less than 50% (based on voting power) of our voting stock.

        If an exchange of shares for cash fails to satisfy either the "complete termination" test or the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. In the case of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs, an exchange of shares for cash that results in any reduction of the U.S. Holder's proportionate equity interest in us should be treated as "not essentially equivalent to a dividend." Whether an exchange of shares for cash by a U.S. Holder will be treated as "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. A U.S. Holder should consult his or her tax advisor regarding the application of the rules of Section 302 to his or her particular circumstances.

        We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or dividend treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the shares directly and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder's shares must be purchased by us if any such shares so tendered are purchased.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as dividend income, but not in excess of our current and accumulated earnings and profits allocable to such U.S. Holder's shares. If the amount received pursuant to the Offer by a U.S. Holder is greater than the amount characterized as dividend income to such U.S. Holder (because it is in excess of our current and accumulated earnings and profits allocable to such shares), the excess will first be treated as a non-taxable return of capital, causing a reduction in the basis of such U.S. Holder's shares, and any amounts in excess of the U.S. Holder's basis will be characterized as capital gain for U.S. income tax purposes. Any remaining basis in the shares tendered will increase the remaining basis of the shares that continued to be held by such U.S. Holder. We do not know at the time of the Offer whether we will have accumulated earnings and profits.

        Provided certain holding period requirements are met, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividend income. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        We cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Accordingly, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be exchanged pursuant to the Offer in order for the shareholder to meet any of the three Section 302 tests for sale or exchange treatment, rather than dividend treatment, for U.S. federal income tax purposes. Each U.S. Holder is urged to consult the U.S. Holder's own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

        Withholding.    For a discussion of certain withholding tax consequences to tendering shareholders, see Section 3.

        Information Reporting.    Information statements will be provided to U.S. Holders and non-U.S. Holders whose shares are purchased by us and will be filed with the IRS, reporting the payment of the total purchase price or the amount characterized as dividend income as applicable (except with respect to those U.S. Holders, such as a corporation, that are exempt from the information reporting rules).

        The federal income tax discussion set forth above is included for general information only. Each U.S. Holder is urged to consult the U.S. Holder's own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate, gift, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

        Shareholders that are not U.S. Holders, as defined in this Section 14 ("non-U.S. Holders"), should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

15.   Extension of the Offer; Termination; Amendment.

        We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the Depositary and making a public announcement of the amendment.

        The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

        Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we undertake any of the following actions:

  •
  increase the price that may be paid for shares above $2.35 per share or decrease the price that may be paid for shares below $2.15 per share;

  •
  increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

  •
  decrease the number of shares that we may purchase in the Offer,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days.

16.   Fees and Expenses.

        We have retained D.F. King & Co., Inc. to act as the Information Agent and Wells Fargo Bank, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent or Depositary, for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the Letter of Transmittal.

17.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        In accordance with Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information and documentation with respect to the Offer. The Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Insignia or the Information Agent.

Insignia Systems, Inc.
July 18, 2013

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each record shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates or Letters of Transmittal will not be accepted.

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
22nd Floor
New York, New York 10005

Banks and brokers call: 212-269-5550
All others call toll-free: 800-758-5880

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

***By Mail:	***By Hand or Overnight Courier:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Shareowner Services	Shareowner Services
Voluntary Corporate Actions	Voluntary Corporate Actions
P.O. Box 64854	1110 Centre Pointe Curve, Suite 101
St. Paul, Minnesota 55164-0854	Mendota Heights, Minnesota 55120

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT PROCEDURES
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER